Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE dated as of August 1, 2007 (the “Supplemental Indenture”), by and among MxEnergy Holdings Inc., a Delaware corporation (the “Company”), the guarantors party hereto (the “Guarantors”) and Law Debenture Trust Company of New York, as trustee (the “Trustee”), to the Indenture, dated as of August 4, 2006 (the “Indenture”), by and among the Company, the guarantors party thereto (the “Initial Guarantors”), Deutsche Bank Trust Company Americas, as paying agent and registrar, and the Trustee.  Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

WITNESSETH:

WHEREAS, the Company, the Initial Guarantors and the Trustee have heretofore executed and delivered the Indenture providing for the issuance of Floating Rate Senior Notes due 2011 (the “Notes”) of the Company;

WHEREAS, Section 9.2 of the Indenture provides that the Company, the Trustee and the Guarantors may, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer for the Notes), amend or supplement the Indenture and/or the Notes;

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase and Consent Solicitation Statement, dated July 30, 2007, as the same may be amended, supplemented or modified (the “Offer”);

WHEREAS, the Offer is conditioned upon, among other things, the proposed amendments (the “Proposed Amendments”) to the Indenture set forth herein having been approved by at least a majority in aggregate principal amount of the Notes outstanding, with Article I of this Supplemental Indenture becoming operative with respect to the Indenture upon the date hereof and Article II of this Supplemental Indenture becoming operative with respect to the Indenture upon the acceptance for payment of Notes representing a majority in aggregate principal amount of the outstanding Notes pursuant to the Offer (the “Acceptance”);

WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and the amended and restated certificate of incorporation and amended restated by-laws of the Company to make this Supplemental Indenture a valid and binding agreement of the Company for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company, the Guarantors and the Trustee hereby agree as follows:

Article I.

Amendments to the Indenture

1.1           Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

1.2           Amendment of Section 1.1.   Section 1.1 of the Indenture is hereby amended to include the following terms in alphabetical order with the other terms appearing within Section 1.1 of the Indenture:

““Additional Exchange Offer” means the offer made by the Company to exchange Series A Notes for Series B Notes pursuant to Section 4.20 of this Indenture.

“Additional Exchange Offer Registration Statement” means a Registration Statement on an appropriate registration form with respect to a registered offer to exchange any and all of the Registrable Notes for a like aggregate principal amount of the Exchange Notes.

“Additional Interest” has the meaning set forth in Section 4.20(m) hereof.

“Applicable Period” has the meaning set forth in Section 4.20(f) hereof.

“Current Exchange Offer” means the offer made by the Company to exchange Series A Notes for Series B Notes pursuant to the Registration Statement on Form S-4 (Registration No. 333-138425) filed with the Commission on November 3, 2006, as amended.

 “Effectiveness Date” means the 90th day after the Termination Date; provided, however, that if the Effectiveness Date would otherwise fall on a day that is not a Business Day, then the Effectiveness Date shall be the next succeeding Business Day.

“Effectiveness Period” has the meaning set forth in Section 4.20(l)(ii) hereof.

“Event Date” has the meaning set forth in Section 4.20(n) hereof.

“Exchange Offer” means (i) the Current Exchange Offer or (ii) the Additional Exchange Offer.

“Exchange Notes” means the Floating Rate Senior Notes due 2011 issued in exchange for the Initial Notes, which Exchange Notes are registered under the Securities Act and issued pursuant to (i) the terms of a certain registration rights agreement dated as of August 4, 2006 by and among the Company, the Guarantors and the initial purchasers named therein; or (ii) the terms of Section 4.20 of this Indenture.

“Filing Date” means the 45th day following the Termination Date; provided, however, that if the Filing Date would otherwise fall on a day that is not a Business Day, then the Filing Date shall be the next succeeding Business Day.

“Offer” means the Company’s offer to purchase for cash any and all of its outstanding Notes upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase and Consent Solicitation Statement, dated as of July 30, 2007, and in the related Letter of Transmittal and Consent.

“Participating Broker-Dealer” means any broker-dealer that is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Exchange Notes received by such broker-dealer in the Additional Exchange Offer.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act and any term sheet filed pursuant to Rule 434 under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Notes” means each Note (and the related Guarantees) upon its original issuance and at all times subsequent thereto, each Exchange Note (and the related Guarantees) as to which Section 4.20(k)(iii) hereof is applicable upon original issuance and at all times subsequent thereto, until, in each case, the earliest to occur of

(i) a Registration Statement (other than, with respect to any Exchange Note as to which Section 4.20(k)(iii) hereof is applicable, the Additional Exchange Offer Registration Statement) covering such Note or Exchange Note has been declared effective by the Commission and such Note or Exchange Note (and the related Guarantees), as the case may be, has been disposed of in accordance with such effective Registration Statement, (ii) such Note has been exchanged pursuant to the Additional Exchange Offer for an Exchange Note (and the related Guarantees) that may be resold without restriction under state and federal securities laws, (iii) such Note or Exchange Note (and the related Guarantees), as the case may be, ceases to be outstanding for purposes of the Indenture or (iv) such Note or Exchange Note (and the related Guarantees), as the case may be, may be resold without restriction pursuant to Rule 144(k) (as amended or replaced) under the Securities Act.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of August 4, 2006, by and among the Company, the Guarantors and Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated.

“Registration Statement” means any registration statement of the Company and the Guarantors that covers any of the Notes or the Exchange Notes (and the related guarantees, if any) filed with the Commission under the Securities Act, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Shelf Notice” has the meaning set forth in Section 4.20(k) hereof.

“Shelf Registration” has the meaning set forth in Section 4.20(l) hereof.

“Solicitation” means Company’s solicitation of consents from the Holders of the Notes to the adoption of proposed amendments to the Indenture upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase and Consent Solicitation Statement, dated as of July 30, 2007, and in the related Letter of Transmittal and Consent.

“Termination Date” means the date, if any, that the Offer and the Solicitation are terminated by the Company.”

1.3           Amendment of Article IV.  Article IV of the Indenture is hereby amended by adding the following covenant immediately after Section 4.19 of the Indenture:

“Section 4.20.  Registration Rights.

(a)           If the Company terminates the Offer and the Solicitation after consummation of the Current Exchange Offer, then, unless the Additional Exchange Offer would violate applicable law or any applicable interpretation of the staff of the Commission, the Company and the Guarantors shall use their commercially reasonable efforts to file with the Commission, no later than the Filing Date, an Additional Exchange Offer Registration Statement to exchange any and all of the Registrable Notes for a like aggregate principal amount of the Exchange Notes guaranteed by the Guarantors that are identical in all material respects to the Initial Notes, except that (i) the Exchange Notes shall contain no restrictive legend thereon and (ii) the Exchange Notes shall not be entitled to any of the rights set forth in Section 4.20(m) hereof, and that are entitled to the benefits of the Indenture, which shall be qualified under the TIA.  The Additional Exchange Offer shall comply in all material respects with all applicable tender offer rules and regulations under the Exchange Act and other applicable laws.  The Company and the Guarantors shall (x) use their commercially reasonable efforts to cause the Additional Exchange Offer Registration Statement to be declared effective under the Securities Act on or before the Effectiveness Date; (y) keep the Additional Exchange Offer open for at least 30 days (or longer if required by applicable law) after the date that notice of the Additional Exchange Offer is mailed to Holders; and (z) consummate the Additional Exchange Offer on or prior to the 120th day following the Termination Date; provided, however, that if such 120th day would otherwise fall on a day that is not a Business Day, then such Additional Exchange Offer must be consummated not later than the next succeeding Business Day.

(b)           Each Holder (including, without limitation, each Participating Broker-Dealer) who participates in the Additional Exchange Offer will be required to represent to the Company and the Guarantors in writing (which may be contained in the applicable letter of transmittal) that:  (i) any Exchange Notes acquired in exchange for Registrable Notes tendered are being acquired in the ordinary course of business of the Person receiving such Exchange Notes, whether or not such recipient is such Holder itself; (ii) at the time of the commencement or consummation of the Additional Exchange Offer neither such Holder nor, to the actual knowledge of such Holder, any other Person receiving Exchange Notes from such Holder has an arrangement or understanding with any Person to participate in the “distribution” (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act; (iii) neither the Holder nor, to the actual knowledge of such Holder, any other Person receiving Exchange Notes from such Holder is an “affiliate” (as defined in Rule 405) of the Company or, if it is an affiliate of the Company, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and will provide information to be included in the Shelf Registration Statement in accordance with Section 5 of the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest in Section 4.20(m) hereof; (iv) neither such Holder nor, to the actual knowledge of such Holder, any other Person receiving Exchange Notes from such Holder is engaging in or intends to engage in a distribution of the Exchange Notes; and (v) if such Holder is a Participating Broker-Dealer, such Holder has acquired the Registrable Notes as a result of market-making activities or other trading activities and that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder) in connection with any resale of the Exchange Notes.

(c)           Upon consummation of the Additional Exchange Offer in accordance with this Section 4.20, the provisions of this Section 4.20 shall continue to apply solely with respect to Registrable Notes that are Exchange Notes as to which Section 4.20(k)(iii) hereof is applicable and Exchange Notes held by Participating Broker-Dealers, and the Company and the Guarantors shall have no further obligation to register Registrable Notes (other than Exchange Notes as to which Section 4.20(k)(iii) hereof applies) pursuant to Section 4.20(l) hereof.

(d)           No securities other than the Exchange Notes shall be included in the Additional Exchange Offer Registration Statement.

(e)           The Company and the Guarantors shall include within the Prospectus contained in the Additional Exchange Offer Registration Statement a section entitled “Plan of Distribution” which shall contain a summary statement of the positions taken or policies made by the staff of the Commission with respect to the potential “underwriter” status of any Participating Broker-Dealer, whether such positions or policies have been publicly disseminated by the staff of the Commission or such positions or policies represent the prevailing view of the staff of the Commission.  Such “Plan of Distribution” section shall also expressly permit, to the extent permitted by applicable policies and regulations of the Commission, the use of the Prospectus by all Persons subject to the prospectus delivery requirements of the Securities Act, including, to the extent permitted by applicable policies and regulations of the Commission, all Participating Broker-Dealers, and include a statement describing the means by which Participating Broker-Dealers may resell the Exchange Notes in compliance with the Securities Act.

(f)           The Company and the Guarantors shall use their commercially reasonable efforts to keep the Additional Exchange Offer Registration Statement effective and to amend and supplement the Prospectus contained therein in order to permit such Prospectus to be lawfully delivered by all Persons subject to the prospectus delivery requirements of the Securities Act for such period of time as is necessary to comply with applicable law in connection with any resale of the Exchange Notes; provided, however, that such period shall not be required to exceed 30 days or such longer period if extended pursuant to the last paragraph of Section 5 of the Registration Rights Agreement (the “Applicable Period”).

(g)           In addition to the provisions set forth elsewhere in this Section 4.20, in connection with the Additional Exchange Offer, the Company and the Guarantors shall:

(1)           mail, or cause to be mailed, to each Holder of record entitled to participate in the Additional Exchange Offer a copy of the Prospectus forming part of the Additional Exchange Offer Registration Statement, together with an appropriate letter of transmittal and related documents;

(2)           utilize the services of a depositary for the Additional Exchange Offer with an address in the Borough of Manhattan, The City of New York;

(3)           permit Holders to withdraw tendered Notes at any time prior to the close of business, New York time, on the last Business Day on which the Additional Exchange Offer remains open; and

(4)           otherwise comply in all material respects with all applicable laws, rules and regulations.

(h)           As soon as practicable after the close of the Additional Exchange Offer, the Company and the Guarantors shall:

(1)           accept for exchange all Registrable Notes validly tendered and not validly withdrawn pursuant to the Additional Exchange Offer;

(2)           cause the depositary for the Additional Exchange Offer to deliver to the Trustee for cancellation all Registrable Notes so accepted for exchange; and

(3)           cause the Trustee to authenticate and deliver promptly to each Holder of Notes or Exchange Notes, as the case may be, equal in principal amount to the Notes of such Holder so accepted for exchange; provided that, in the case of any Notes held in global form by a depositary, authentication and delivery to such depositary of one or more replacement Notes in global form in an equivalent principal amount thereto for the account of such Holders in accordance with the Indenture shall satisfy such authentication and delivery requirement.

                                 (i)           The Additional Exchange Offer shall not be subject to any conditions, other than that (i) the Additional Exchange Offer or the making of any exchange by a Holder, as the case may be, does not violate applicable law or any applicable interpretation of the staff of the Commission; (ii) no action or proceeding shall have been instituted or threatened in any court or by any governmental agency with respect to the Additional Exchange Offer which might materially impair the ability of the Company and the Guarantors to proceed with the Additional Exchange Offer, (iii) no material adverse development shall have occurred in any existing action or proceeding with respect to the Company and the Guarantors; (iv) all governmental approvals shall have been obtained, which approvals the Company and the Guarantors deem necessary for the consummation of the Additional Exchange Offer; (v) the tender of Registrable Notes shall be made in accordance with the Additional Exchange Offer; and (vi) each Holder of Registrable Securities exchanged in the Additional Exchange Offer shall have made all of the representations required to be made pursuant to Section 4.20(b) hereof.

(j)           The Exchange Notes shall be issued under (i) the Indenture or (ii) an indenture identical in all material respects to the Indenture, with such changes as are necessary to comply with the requirements of the Commission to effect or maintain the qualification thereof under the TIA, and which, in either case, has been qualified under the TIA or is exempt from such qualification and shall provide that the Exchange Notes shall not be subject to the transfer restrictions set forth in the Indenture.

(k)           If, (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company and the Guarantors are not permitted to effect the Additional Exchange Offer, (ii) the Additional Exchange Offer is not consummated within 120 days of the Termination Date; provided, however, that if such 120th day would otherwise fall on a day that is not a Business Day then such Additional Exchange Offer must be consummated not later than the next succeeding Business Day or (iii) in the case of any Holder that participates in the Additional Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Company or the Guarantors within the meaning of the Securities Act) and so notifies the Company within 30 days after such Holder first becomes aware of such restrictions, in the case of each of clauses (i) to and including (iii) of this sentence, then the Company and the Guarantors shall promptly deliver to the Holders and the Trustee written notice thereof (the “Shelf Notice”) and shall file a Shelf Registration pursuant to Section 4.20(l) hereof.

(l)           If a Shelf Notice is delivered as contemplated by Section 4.20(k) hereof, then:

                                               (i)           The Company and the Guarantors shall as promptly as practicable file with the Commission a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Registrable Notes (the “Shelf Registration”).  The Company and the Guarantors shall use their commercially reasonable efforts to file with the Commission the Shelf Registration as promptly as practicable.  The Shelf Registration shall be on Form S-1 or another appropriate form permitting registration of such Registrable Notes for resale by Holders in the manner or manners designated by Holders of a majority of the aggregate principal amount of such Registrable Notes participating in the Shelf Registration (including, without limitation, one or more underwritten offerings).  The Company and the Guarantors shall not permit any securities other than the Registrable Notes and the Guarantees to be included in the Shelf Registration.

(ii)           The Company and the Guarantors shall use their commercially reasonable efforts to cause the Shelf Registration to be declared effective under the Securities Act on or prior to the Effectiveness Date and to keep the Shelf Registration continuously effective under the Securities Act until the date that is two years from the Issue Date or such shorter period ending when all Registrable Notes covered by the Shelf Registration have been sold or cease to be outstanding in the manner set forth and as contemplated in the Shelf Registration (the “Effectiveness Period”); provided, however, that the Effectiveness Period in respect of the Shelf Registration shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements of Rule 174 under the Securities Act and as otherwise provided herein and shall be subject to reduction to the extent that the applicable provisions of Rule 144(k) are amended or revised to reduce the two year holding period set forth therein.

                (iii)           If the Shelf Registration ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the Notes registered thereunder), the Company and the Guarantors shall use their commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 30 days of such cessation of effectiveness amend such Shelf Registration Statement in a manner to obtain the withdrawal of the order suspending the effectiveness thereof.

(iv)           The Company and the Guarantors shall promptly supplement and amend the Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration, if required by the Securities Act, or if reasonably requested by the Holders of a majority in aggregate principal amount of the Registrable Notes (or their counsel) covered by such Registration Statement with respect to the information included therein with respect to one or more of such Holders, or by any underwriter of such Registrable Notes with respect to the information included therein with respect to such underwriter.

                                                (v)           Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company or any Guarantor of the happening of any event of the kind described in Section 5(c)(ii), 5(c)(iv)or 5(c)(v) of the Registration Rights Agreement, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(j) of the Registration Rights Agreement and, if so directed by the Company or any Guarantor, such Holder will deliver to the Company and the Guarantors all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities that is current at the time of receipt of such notice.  If the Company or any Guarantor shall give any notice pursuant to this Section 4.20(l)(v) to delay or suspend the disposition of Registrable Securities pursuant to a Shelf Registration, the Company and the Guarantors shall extend the period during which such Shelf Registration shall be maintained effective pursuant to this Indenture by the number of days during the period from and including the date of the giving of such notice to and including the date when the Holders of such Registrable Securities shall have received copies of the supplemented or amended Prospectus necessary to resume such dispositions.  The Company and the Guarantors may give any such notice only twice during any 365-day period and any such delays and suspensions shall not exceed 60 days in the aggregate and there shall not be more than two suspensions in effect during any 365-day period.

(m)           The Company and the Guarantors agree that the Holders will suffer damages if the Company and the Guarantors fail to fulfill their obligations under Sections 4.20(a)-(l) hereof and that it would not be feasible to ascertain the extent of such damages with precision.  Accordingly, the Company and the Guarantors agree that, as liquidated damages, the interest rate on the Notes will increase (“Additional Interest”) under the circumstances and to the extent set forth below (each of which shall be given independent effect):

(i)           if (A) neither the Additional Exchange Offer Registration Statement nor the Shelf Registration has been filed on or prior to the Filing Date applicable thereto or (B) notwithstanding that the Company and the Guarantors have consummated or will consummate the Additional Exchange Offer, the Company and the Guarantors are required to file a Shelf Registration and such Shelf Registration is not filed on or prior to the Filing Date applicable thereto, then, commencing on the day after any such Filing Date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following such applicable Filing Date, and such Additional Interest rate shall increase by an additional 0.25% per annum at the beginning of each subsequent 90 day period; or

(ii)           if (A) neither the Additional Exchange Offer Registration Statement nor the Shelf Registration is declared effective by the Commission on or prior to the Effectiveness Date applicable thereto or (B) notwithstanding that the Company and the Guarantors have consummated or will consummate the Additional Exchange Offer, the Company and the Guarantors are required to file a Shelf Registration and such Shelf Registration is not declared effective by the Commission on or prior to the Effectiveness Date applicable to such Shelf Registration, then, commencing on the day after such

Effectiveness Date, Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days immediately following the day after such Effectiveness Date, and such Additional Interest rate shall increase by an additional 0.25% per annum at the beginning of each subsequent 90 day period; or

(iii)           if (A) the Company and the Guarantors have not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Additional Exchange Offer on or prior to the 120th day after the Termination Date; provided, however, that if such 120th day would otherwise fall on a day that is not a Business Day, then such Additional Exchange Offer must be consummated not later than the next succeeding Business Day; or (B) if applicable, a Shelf Registration has been declared effective and such Shelf Registration ceases to be effective or usable by the Holders for any reason for 30 days in the aggregate in any consecutive twelve-month period during the Effectiveness Period, then Additional Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90 days commencing on the (x) 120th day after the Termination Date, in the case of (A) above, or (y) the day such Shelf Registration ceases to be effective or usable in the case of (B) above, and such Additional Interest rate shall increase by an additional 0.25% per annum at the beginning of each such subsequent 90 day period;

provided, however, that (1) the Additional Interest rate on the Notes may not accrue under more than one of the foregoing clauses (i)-(iii) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 1.0% per annum; provided, further, however, that (1) upon the filing of the applicable Additional Exchange Offer Registration Statement or the applicable Shelf Registration as required hereunder (in the case of clause (i) above of this Section 4.20(m)), (2) upon the effectiveness of the Additional Exchange Offer Registration Statement or the applicable Shelf Registration Statement as required hereunder (in the case of Section 4.20(m)(ii) hereof), or (3) upon the exchange of the Exchange Notes for all Notes tendered (in the case of Section 4.20(m)(iii)(A) hereof), or upon the effectiveness of the applicable Shelf Registration Statement which had ceased to remain effective (in the case of Section 4.20(m)(iii)(B) hereof), Additional Interest on the Notes in respect of which such events relate as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.  Notwithstanding any other provision of this Section 4.20(m), the Company and the Guarantors shall not be obligated to pay Additional Interest required by Section 4.20(m)(i)(B), Section 4.20(m)(ii)(B) or Section 4.20(m)(iii)(B) hereof during any delay or suspension of the effectiveness of a Shelf Registration pursuant to Section 4.20(l)(v) hereof.

                                (n)           The Company and the Guarantors shall notify the Trustee within three Business Days after each and every date on which an event occurs in respect of which Additional Interest is required to be paid (an “Event Date”).  Any amounts of Additional Interest due pursuant to Section 4.20(m) hereof will be payable in cash semiannually on each February 1 and August 1 (to the holders of record on the January 15 and July 15 immediately preceding such dates), commencing with the first such date occurring after any such Additional Interest commences to accrue.  The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Registrable Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360 day year comprised of twelve 30 day months and, in the case of a partial month, the actual number of days elapsed), and the denominator of which is 360.  No Additional Interest shall accrue with respect to Notes that are not Registrable Notes.

(o)           In connection with the filing of any Registration Statement pursuant to Sections 4.20(a)-(l) hereof, the Company and the Guarantors shall comply with the provisions set forth in Section 5 of the Registration Rights Agreement.”

Article II.

Amendments to the Indenture and the Notes

2.1           Amendment of Sections 3.9 through 3.10.  Sections 3.9 through 3.10 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

2.2           Amendment of Sections 4.3 through 4.4.  Sections 4.3 through 4.4 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

2.3           Amendment of Sections 4.7 through 4.12.  Sections 4.7 through 4.12 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

2.4           Amendment of Sections 4.14 through 4.16.  Sections 4.14 through 4.16 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

2.5           Amendment of Sections 4.18 through 4.19.  Sections 4.18 through 4.19 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

2.6           Amendment of Section 5.1.  Section 5.1(a)(2)-(4), Section 5.1(c)(3)-(4) and the last paragraph of Section 5.1 of the Indenture are hereby deleted in its entirety and is replaced with the following: “[intentionally omitted]”.

2.7           Amendment of Section 6.1.  Sections 6.1(c)-(e) of the Indenture are hereby deleted in their entirety and replaced with the following: “[intentionally omitted]”.

2.8           Amendment of Defined Terms.  All terms defined in Sections 1.1 and 1.2 of the Indenture and contained in the Articles, Sections and Clauses of the Indenture deleted pursuant to Sections 2.1 through 2.7, inclusive, of this Supplemental Indenture, but not otherwise used elsewhere in the Indenture, are hereby deleted in their entirety.

2.9           Amendment of Section References.  All references in the Indenture to the Articles, Sections and Clauses of the Indenture deleted pursuant to this Article II of this Supplemental Indenture are hereby deleted in their entirety.

2.10           Amendment to Notes.  The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Article II of this Supplemental Indenture.

Article III.

Effectiveness

3.1           Effectiveness of this Supplemental Indenture.  This Supplemental Indenture is entered into pursuant to and consistent with Section 9.2 of the Indenture, and nothing herein shall constitute a waiver, amendment, modification or deletion of the Indenture requiring the approval of each Holder affected thereby pursuant to clauses (1) through (8) of the second paragraph of Section 9.2 of the Indenture.  Upon the execution of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby; provided, however, that the provisions of the Indenture referred to in Article II above (such provisions being referred to as the “Article II Provisions”) will remain in effect in the form they existed prior to the execution of this Supplemental Indenture, and the waivers, amendments, modifications and deletions to the Article II Provisions will not become operative, and the terms of the Indenture will not be waived, amended, modified or deleted, in each case, until the Acceptance.

Article IV.

Miscellaneous

4.1           Continuing Effect of the Indenture.  Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Notes outstanding thereunder shall remain in full force and effect.

4.2           Reference and Effect on the Indenture.  On and after the Acceptance, each reference in the Indenture to “the Indenture,” “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

4.3           Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the TIA or another provision that would be required or deemed under such Act to be part of and govern this Supplemental Indenture if this Supplemental Indenture were subject thereto, the latter provision shall control.  If any provision of this Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or excluded, as the case may be.

4.4           Governing Law.  THE VALIDITY AND INTERPRETATION OF THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE GUARANTEES, IF ANY, AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  EACH PARTY HERETO AGREES TO SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE GUARANTEES, IF ANY, AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS IN RESPECT OF SUCH SUIT OR ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES AND THE GUARANTEES.  EACH OF THE TRUSTEE, THE COMPANY AND ANY GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  Nothing herein shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company or any Guarantor in any other jurisdiction.

4.5           Separability.  In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.6           Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

4.7           Headings.  The headings of the Articles and Sections of this Supplemental Indenture, which have been inserted for convenience of reference only, are not intended to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

MXENERGY HOLDINGS INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and CEO

MXENERGY CAPITAL HOLDINGS CORP.
MXENERGY CAPITAL CORP.
ONLINE CHOICE INC.
MXENERGY GAS CAPITAL HOLDINGS CORP.
MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.
MXENERGY SERVICES INC.
INFOMETER.COM INC.
MXENERGY GAS CAPITAL CORP.
MXENERGY ELECTRIC CAPITAL CORP.
MXENERGY INC.
MXENERGY ELECTRIC INC.

By:	/s/ Jeffrey Mayer
Name: Jeffrey Mayer
Title: President and CEO

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ James D. Heaney
Name: James D. Heaney
Title: Vice President